As filed with the Securities and Exchange Commission on June 17, 2024

Registration No. 333-196971

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Viper Energy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-5001985
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

500 West Texas, Suite 100
Midland, Texas
(Address, including zip Code, of Principal Executive Offices)

Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan
Viper Energy, Inc. 2024 Amended and Restated Long Term Incentive Plan
(Full title of the plan)

Teresa L. Dick
Chief Financial Officer, Executive Vice President and Assistant Secretary
Viper Energy, Inc.
515 Central Park Drive, Suite 500
Oklahoma City, Oklahoma 73105
(405) 463-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Goodgame
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-8144
(713) 236-0822 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No 2 (this “Amendment”) is being filed by Viper Energy, Inc. (“Viper”) to update its Registration Statement on Form S-8 (File No. 333-196971) (the “Registration Statement”) as discussed below. The Registration Statement was originally filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2014 in connection with the Long Term Incentive Plan (the “Original Plan”) of Viper Energy Partners LP, Viper’s predecessor in the conversion from a Delaware limited partnership into a Delaware corporation completed on November 13, 2023 (the “Conversion”), and was amended by the Post-Effective Amendment No. 1 on November 13, 2023 in connection with the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan (the “Amended and Restated 2014 Plan”) adopted, effective as of November 13, 2023, to reflect the Conversion. The Original Plan, as amended and restated by the Amended and Restated 2014 Plan and the First Amendment thereto effective as of February 11, 2024, is referred to herein as the “Prior Plan.” The Prior Plan has been further amended and restated to extend the expiration date of the Prior Plan from June 17, 2024 to June 4, 2034 under the terms and conditions of Viper’s 2024 Amended and Restated Long Term Incentive Plan (the “2024 Plan” and, together with the Prior Plan, the “Plan”). The 2024 Plan was adopted by Viper’s board of directors on April 19, 2024, subject to stockholder approval, which approval was obtained at Viper’s 2024 Annual Meeting of Stockholders effective as of June 4, 2024. The maximum number of shares of Viper’s Class A Common Stock, par value $0.000001 per share (the “Common Stock”), reserved for issuance with respect to any equity awards under the Plan is 9,144,000 shares of Common Stock, which shares were previously registered under the Registration Statement. The 2024 Plan did not, and this Post-Effective Amendment No. 2 does not, reflect any increase in the number of shares issuable pursuant to the Plan.

The Registration Statement shall remain unchanged in all other respects. Accordingly, this Amendment consists only of this explanatory note and revised versions of the following parts of the Form S-8: Part I, Part II, the signatures, the exhibit index and the exhibits filed in connection with this Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by the Registration Statement, as required by Rule 428(b)(1). These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with by Viper with the Commission are hereby incorporated by reference in the Registration Statement:

(a) The Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 22, 2024;

(b) The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 2, 2024;

(c) The Current Reports on Form 8-K, filed on March 7, 2024 (except for Item 7.01) and June 10, 2024, respectively, and the Current Report on Form 8-K/A, filed on March 5, 2024; and

(d) The description of the Class A Common Stock, par value $0.000001 per share, of Viper Energy, Inc. included in Exhibit 99.1 to the Current Report on Form 8-K, filed on November 13, 2023 for the purpose of updating the Registration Statement on Form 8-A, originally filed on June 17, 2014, as amended by

Amendment No. 1 to Form 8-A on November 13, 2023, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.
In addition, Viper incorporates by reference into the Registration Statement (i) the audited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the years ended December 31, 2022 and 2021, included as Exhibit 99.1 to Viper’s Current Report on Form 8-K/A, filed with the Commission on November 13, 2023, and (ii) the unaudited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the nine months ended September 30, 2023 and 2022 included as Exhibit 99.2 to Viper’s Current Report on Form 8-K/A, filed with the Commission on November 13, 2023.
Further, Viper incorporates by reference into the Registration Statement certain information from the reports, each dated October 25, 2023, on estimates of proved reserves, future production and income attributable to certain royalty interests acquired by us from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, as of December 31, 2022 and 2021, included as Exhibits 99.4 and 99.5, respectively, to Viper’s Current Report on Form 8-K/A, filed with the Commission on November 13, 2023.
In addition, all documents filed by Viper with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Amendment and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.
In no event, however, will any information that Viper discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that Viper may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, the Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the Registration Statement after the most recent effective date may modify or replace existing statements contained in the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Limitation of Liability
Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.
In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of Viper’s certificate of incorporation provides that that no director shall be personally liable to Viper for any of Viper’s stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of Viper’s certificate of incorporation is to eliminate its rights and those of its stockholders (through stockholders’ derivative suits on Viper’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate Viper’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with Viper’s certificate of incorporation, the liability of Viper’s directors to Viper or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of Viper’s certificate of incorporation limiting or eliminating the liability of directors, whether by Viper’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Viper to further limit or eliminate the liability of directors on a retrospective basis.
Indemnification under Certificate of Incorporation and Bylaws
Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Viper’s certificate of incorporation provides that Viper will, to the fullest extent authorized or permitted by applicable law, indemnify Viper’s current and former directors and officers, as well as those persons who, while directors or officers of Viper, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to Viper’s certificate of incorporation will be indemnified by Viper in connection with a proceeding initiated by such person only if such proceeding was authorized by Viper’s board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.
The right to indemnification conferred by Viper’s certificate of incorporation is a contract right that includes the right to be paid by Viper the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by Viper’s officer or director will be made only upon delivery to Viper of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses under Viper’s certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by Viper’s certificate of incorporation may have or hereafter acquire under law, Viper’s certificate of incorporation, Viper’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of Viper’s certificate of incorporation affecting indemnification rights, whether by Viper’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Viper to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Viper’s certificate of incorporation also permits Viper, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by Viper’s certificate of incorporation.
Viper’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in Viper’s certificate of incorporation. In addition, Viper’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by Viper within a specified period of time. Viper’s bylaws also permit Viper to purchase and maintain insurance, at Viper’s expense, to protect Viper and/or any director, officer, employee or agent of Viper or another entity, trust or other enterprise against any expense, liability or loss, whether or not Viper would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Any repeal or amendment of provisions of Viper’s bylaws affecting indemnification rights, whether by Viper’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits Viper to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Limitation of Liability and Indemnification under the Plan
The Plan provides that each member of the board of directors of Viper or the committee appointed by Viper’s board of directors to administer the Plan are entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or employee of Viper or its affiliates, Viper’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of Viper or its affiliates, acting at the direction or on behalf of the committee, shall not be personally liable for any action or determination taken or made in good faith with respect to Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by Viper with respect to any such action or determination.
Indemnification Agreements with Viper’s Directors and Executive Officers
Viper has entered into indemnification agreements with each individual who currently serve as its directors and executive officers. These agreements require Viper to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Viper, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Viper also intends to enter into indemnification agreements with future directors and executive officers.

Item 8. Exhibits.

The following exhibits are filed as part of this Amendment:

Exhibit Number	Exhibit Document
2.1	Plan of Conversion (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 001-36505), filed on November 2, 2023).
4.1	Certificate of Conversion of Viper Energy Partners LP (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K (File No. 001-36505), filed on November 2, 2023).
4.2	Certificate of Incorporation of Viper Energy, Inc. (incorporated by reference to Exhibit 99.3 of the Current Report on Form 8-K (File No. 001-36505), filed on November 2, 2023).
4.3	Bylaws of Viper Energy, Inc. (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K (File No. 001-36505), filed on November 2, 2023).
4.4
The description of the Class A Common Stock, par value $0.000001 per share, of Viper Energy, Inc. (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 001-36505), filed on November 13, 2023).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1+	Amended and Restated 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36505), filed on November 13, 2023).
10.2+
First Amendment to Amended and Restated 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2023 (File No. 001-36505), filed on February 22, 2024.

10.3+	2024 Amended and Restated Long Term Incentive Plan (incorporated by reference to Appendix A to Viper Energy, Inc.’s Definitive Proxy Statement on Schedule 14A, filed on April 25, 2024).
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of DeGolyer and MacNaughton.
23.5*	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1).
24.1#	Power of Attorney.

*	Filed herewith.
+	Management contract, compensatory plan or arrangement.
#	Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, in the State of Texas, on June 17, 2024.

VIPER ENERGY, INC.

By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Travis D. Stice	Chief Executive Officer and Director	June 17, 2024
Travis D. Stice	(Principal Executive Officer)

/s/ Teresa L. Dick	Chief Financial Officer	June 17, 2024
Teresa L. Dick	(Principal Financial and Accounting Officer)

*	Director	June 17, 2024
Steven E. West

/s/ Kaes Van’t Hof	Director	June 17, 2024
Kaes Van’t Hof

	Director	June 17, 2024
Spencer D. Armour

	Director	June 17, 2024
Frank C. Hu

*	Director	June 17, 2024
W. Wesley Perry

*	Director	June 17, 2024
James L. Rubin

	Director	June 17, 2024
Laurie H. Argo

*By: /s/ Teresa L. Dick
 Teresa L. Dick, Attorney-in-Fact